Exhibit 99.1

Tupperware Updates 2004 Earnings Outlook and Provides Initial 2005 Guidance

          ORLANDO, Fla., Dec. 16 /PRNewswire-FirstCall/ -- Tupperware Corporation (NYSE: TUP) announced today that full-year 2004 earnings per diluted share are expected to be $1.40 - $1.45.  This range increased 10 cents from October due to a five cent increase from the positive impact of foreign currencies on the comparison along with higher segment profit primarily in Europe as German trends have strengthened.  The range continues to include 13 cents from gains on land development and six cents of re-engineering costs.

          Pre-tax earnings are expected to improve 7 - 10 percent versus 2003 excluding gains on land and re-engineering costs from both 2004 and 2003 and a 35-cent positive impact from stronger foreign currencies and lower hedging costs.

          Sales for 2004 are expected to be up slightly as reported, but will be down slightly after excluding the positive impact of foreign currencies on the comparison.

          “Profit from the segments is improving with four out of five segments expected to post full-year increases in return on sales compared with the prior year,” said Rick Goings, Chairman and Chief Executive Officer.

          For 2005, the Company expects diluted earnings per share of $1.45 - $1.55 on a mid-single digit increase in sales.   This range includes eight cents from gains on land development and four cents of costs related to rationalizing manufacturing facilities.  Versus 2004, the range also includes an 11-cent per share positive impact from stronger foreign currencies.

          Excluding these items, income before taxes is expected to improve 5 - 8 percent on a slight increase in local currency sales.  After considering a higher effective tax rate in 2005 versus 2004, diluted earnings per share are anticipated to be $1.41 - $1.51.  (See following reconciliation schedule)

          “We expect sales growth in 2005 from all segments except Tupperware North America.  Additionally, we expect to maintain our 20 percent plus return on sales in Europe and to achieve improvement in margins in our other segments, particularly North America, in spite of higher resin costs,” said Rick Goings, Chairman and Chief Executive Officer.

          Tupperware Corporation, a $1.2 billion multinational company, is one of the world’s leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand.  In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific.  Consumers can access the brands’ web sites at http://www.tupperware.com and http://www.beauticontrol.com.

          Tupperware stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release which are not historical fact and use predictive words such as “outlook” or “target” are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company’s independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company’s report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.

          Non-GAAP Financial Measures

          The Company has utilized non-GAAP financial measures in this release, which are provided to assist in investors’ understanding of the Company’s results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware’s primary operations, and is intended to assist investors in evaluating performance and analyzing trends across periods.  The non-GAAP financial measures exclude gains on land development.  While the Company is engaged in a multi-year program to sell land for development, this activity is not part of the Company’s primary business operation.  Additionally, the gains recognized in any given period are not necessarily indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded from indicated earnings per share amounts.  Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and other items related to rationalizing manufacturing, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated earnings per share calculations to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

Tupperware Corporation
Reconciliation Schedule
December 16, 2004

($ in millions, except per share amounts)

Full year ended Dec 27, 2003

			Adjustments

	GAAP	Land gains	Re-eng. and manuf- acturing rational ization	Hedging costs	Exchange rate impact(a)	Adjusted

Income (loss) before income taxes	$56.6	$(3.7)	$7.0	$15.8	$18.9	$94.6
Income tax impact	8.7	(1.4)	3.8	2.9	3.5	17.5
Net income	$47.9	$(2.3)	3.2	$12.9	$15.4	$77.1
Net income per common share (diluted)	$0.82	$(0.04)	$0.05	$0.22	$0.26	$1.31
Average number of diluted shares (millions)	58.5

Full year ended Dec 25, 2004 - Outlook

	GAAP Range			Adjustments

	Low	High	Land gains	Re-eng. and manuf- acturing rational ization	Hedging costs	Exchange rate impact(a)

Income (loss) before income taxes	$98.0	$101.2	$(11.7)	$5.2	$1.7	$7.8
% vs prior year	73%	79%
Income tax impact	15.9	16.5	(4.4)	2.0	0.3	1.4
Net income	$82.1	$84.7	$(7.3)	$3.2	$1.4	$6.4
Net income per common share (diluted)	$1.40	$1.45	$(0.13)	$0.06	$0.02	$0.11
Average number of diluted shares (millions)	58.8
% vs prior year	71%	77%

Full year ended Dec 25, 2004 - Outlook

	Adjusted Range

	Low	High

Income (loss) before income taxes	$101.0	$104.2
% vs prior year	7%	10%
Income tax impact	15.2	15.8
Net income	$85.8	$88.4
Net income per common share (diluted)	$1.46	$1.51
Average number of diluted shares (millions)
% vs prior year	11%	16%

Full year ended Dec 31, 2005 -  Outlook

	GAAP Range			Adjustments		Adjusted Range

	Low	High	Land gains	Re-eng. and manuf- acturing ration- alization	Hedging costs	Low	High

Income (loss) before income taxes	$109.8	$116.9	$(7.7)	$3.6	$—	$105.7	$112.8
% vs prior year	12%	16%				5%	8%
Income tax impact	24.7	26.3	(3.0)	1.4	—	23.1	24.7
Net income	$85.1	$90.6	$(4.7)	$2.2	$—	$82.6	$88.1
Net income per common share (diluted)	$1.45	$1.55	$(0.08)	$0.04	—	$1.41	$1.51
Average number of diluted shares (millions)	58.8
% vs prior year	3%	7%				-3%	0%

(a)	Impact of current exchange rates, used for the 2005 outlook, were in effect during the full year periods of 2003 and 2004.

See information regarding utilization of Non-GAAP financial measures above.

SOURCE  Tupperware Corporation
          -0-                              12/16/2004
          /CONTACT:  Jane Garrard, Tupperware, +1-407-826-4522/
          /Web site:  http://www.tupperware.com/
          (TUP)